Filed pursuant to Rule 433
dated May 17, 2010
Relating to
Preliminary Pricing Supplement dated May 17, 2010 to
Prospectus Supplement dated November 18, 2009 and
Prospectus dated November 26, 2008
Registration Statement No. 333-155732

Pricing Term Sheet for 2.70% Secured Medium-Term Notes, Series G due 2015

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)
Secured Medium-Term Notes, Series G

Issuer: Public Service Electric and Gas Company	Redemption: As specified in Preliminary Pricing
Trade Date: May 17, 2010	Supplement dated May 17, 2010. Make Whole to be
Original Issue Date/Settlement Date: May 20, 2010	determined at a discount rate equal to the Treasury
Principal Amount: $300,000,000	Rate plus 10 basis points (0.10%).
Price to Public: 99.822% of Principal Amount, plus	Maturity Date: May 1, 2015
accrued interest, if any, from May 20, 2010 if	CUSIP: 74456QAW6
settlement occurs after that date	Joint Book-Running Managers:
Interest Rate: 2.70% per annum	Barclays Capital Inc. ($112,500,000)
Interest Payment Dates: May 1 and November 1,	Deutsche Bank Securities Inc. ($112,500,000)
commencing November 1, 2010	Co-Managers:
Mizuho Securities USA Inc. ($30,000,000)
RBS Securities Inc. ($30,000,000)
The Williams Capital Group, L.P. ($15,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling Barclays Capital Inc. toll free at 1-888-603-5847 or Deutsche Bank Securities Inc. toll free at 1-800-503-4611.